Exhibit 24(b)(4.19)
ING USA			SURRENDER CHARGE
ANNUITY AND LIFE			ENDORSEMENT
INSURANCE COMPANY
ING USA is a stock company domiciled in Iowa.
(HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this endorsement is attached, is hereby amended as described below as of the
Contract Date. Where used in this Endorsement, the term Contract shall mean Certificate when this
Endorsement is attached to a Certificate.

Under the section entitled “The Schedule - Charges and Fees”, delete the section under “Surrender Charge” and replace with the following:

A Surrender Charge is imposed as a percentage of premium not previously withdrawn if the Contract is surrendered or an Excess Partial Withdrawal is taken. The percentage imposed at time of surrender or Excess
Partial Withdrawal depends on the number of complete years that have elapsed since a Premium Payment was made. The Surrender Charge expressed as a percentage of each Premium Payment is as follows:

Complete Years Elapsed
Since Premium Payment	[0	1	2	3	4	5	6	7+
Surrender Charges	6%	6%	5%	4%	3%	2%	1%	0%]

However, for purposes of calculating the Surrender Charge on premium paid under this Contract as a result of an exchange or replacement of a variable annuity issued by us or one of our Affiliated Insurance Companies, the
following apply:
(1)	Surrender Charges will apply only to that portion of the premium paid for this Contract equal to the lesser of (a) the premium paid under the variable annuity being exchanged or replaced; or (b) the
	premium applied to this Contract.
(2)	Except as provided in (3) and (4) below, Surrender Charges will be calculated using the date the premium was paid under the variable annuity being exchanged or replaced, or the Effective Date of such annuity, if earlier, as the date the premium was paid under this Contract. Credit will be given
	for any Surrender Charge Period satisfied under the variable annuity being exchanged or replaced.
(3)	If the variable annuity being exchanged or replaced was subject to Sales Charges (Front End Loads), no Surrender Charges will be assessed under this Contract.
(4)	If no Surrender Charges apply, or remain, on the premium paid under the variable annuity being replaced or exchanged, no Surrender Charges will be assessed under this Contract.

The Surrender Charge on any other Premium Payment will start at a duration of zero as shown in the table of Surrender Charges.

Signed:

[ /s/ Joy M. Benner ]
Secretary

IU-RA-3018